Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025, Thunder Power Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Thunder Power Holdings, Inc.
effective at the opening of the trading session on July 31, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5450(a)(1) and 5450(b)(2)(A).
The Company was notified of the Staff determination on March 7, 2025. On March 12, 2025, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 8, 2025, Staff issued
an Additional Staff Delist Determination Letter because the
Company was in violation of Listing Rule 5100.
On April 15, 2025, the hearing was
held. On April 16, 2025, the Panel reached a decision and a Decision letter was issued on April 17, 2025 notifying the Company of the delist decision and that the company common stock would be suspended from the Exchange.
The Company common stock was suspended on April 22, 2025.
The Staff determination to delist the Company common stock became final on June 2, 2025.